BIOLASE REPORTS 2015 FIRST QUARTER RESULTS

IRVINE, CA (April 30, 2015) — BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today reported its financial results for the first quarter ended March 31, 2015.

Selected Highlights of this year’s first quarter include:

•	The launch in North America and Europe of the new all-tissue WaterLase® iPlus™ 2.0 dental laser with our Practice Growth. Guaranteed™ was well received.

•	Worldwide unit sales of WaterLase® increased 9 percent versus the 2014 first quarter, reversing a two-year negative growth trend.

•	International WaterLase revenue grew 10 percent year over year despite international currency pressures.

•	Domestic revenue from EPIC™ diode lasers increased 38 percent year over year, a 44 percent increase in unit sales, reflecting significant sales growth, improved performance and reliability, all suggesting the market’s acceptance that BIOLASE’s EPIC system is one of the best quality diode laser systems available for dental soft tissue procedures.

•	Revenue from consumables (tips, gel and hand pieces) grew 19 percent compared to the first quarter of 2014.

•	International revenues increased by more than 2 percent from 2014 first quarter, despite the negative impact resulting from foreign currency exchange rate fluctuations of approximately $600 thousand and a decline in revenues in Canada.

President and CEO Jeffrey M. Nugent noted that the Company “continues to rebuild and upgrade its entire U.S. sales team, which had been depleted in 2014 due to management turnover and administrative issues that preceded the arrival of the new senior management team and Board in June of last year.” Mr. Nugent commented that “even some of the newest members of the sales group began closing on sales of iPlus 2.0 laser systems during their first quarter.” He also acknowledged that the Company “continued to make real progress during the quarter in improving quality and customer service.”

“Even though total revenues for this year’s first quarter weren’t what we had planned, we made considerable progress in several key areas of our business, which will help drive growth in future quarters,” Mr. Nugent said. “We are extremely pleased to have reversed a two-year trend in this year’s first quarter with a 9 percent year-over-year increase in total WaterLase® unit sales and a 10 percent year-over-year increase in total international WaterLase revenue. These increases were driven in part by the market’s positive reaction to our new WaterLase® iPlus™ 2.0 along with our unique Practice Growth. Guaranteed™ initiative, which were both launched in February and March of this year.

“There were also increases in revenue and unit sales of our EPIC™ X diode laser in this year’s first quarter results and our consumable products including laser tips and shields were also up substantially,” Mr. Nugent added. “We believe these are all positive indicators that we are gaining traction in our new marketing initiatives, especially when you consider that a large portion of our sales team is new and still undergoing training. Given their short tenure with BIOLASE, we are encouraged by the performance of this team, and believe these are positive signs for our future.”

Beginning in 2015, the Company’s sales of its new WaterLase iPlus 2.0 include a special, breakthrough Practice Growth. Guaranteed™ initiative, which when used in conjunction with a new WaterLase system is designed to help dentists expand their practices with additional laser procedures and improve their patient outcomes.

First Quarter Results
Net revenue for the first quarter of 2015 was $10.9 million, compared to net revenues of $11.5 million for the first quarter of 2014. The quarter-over-quarter decrease was principally due to a decline in worldwide imaging revenue and approximately $600 thousand resulting from the negative impact of foreign currency exchange rate fluctuations, partially offset by increases in revenue from consumables, license fees and royalties.

Gross margin as a percentage of revenue for the 2015 first quarter was 30 percent of net revenue, compared to gross margin of 34 percent in the prior year quarter. The decline was due to the negative effect of foreign currency exchange rate fluctuations along with a shift in our product mix within international sales that resulted in selling a higher percentage of lower margin products. Cost of sales also reflected increases in product and upgrade kit promotions, which impacted cost of goods sold, along with increased warranty expenses that resulted from the Company increasing its warranty coverage on all new WaterLase devices sold out to 2 years.

Total operating expenses in the first quarter of 2015 were $8.5 million, compared to $8.6 million in the first quarter of 2014. The slight decrease in this year’s first quarter operating expenses was a combination of higher spending in engineering and development of $830 thousand for product development on both new and existing products and technologies and $299 thousand of higher spending in sales and marketing on product promotions. These were offset by lower spending in general and administrative expenses of $496 thousand from mostly decreased legal expenses, and a credit of $731 thousand related to a legal settlement with a competitor that was recorded in the quarter. The settlement resulted from a patent infringement case where the Company settled for approximately $1.4 million, with the $731 thousand credited to operating expenses to reimburse for legal expenses incurred in prior years when challenging this case.

The Net loss for the first quarter of 2015 was $5.4 million, or a $0.09 loss per share, compared to a net loss of $4.9 million, or $0.13 loss per share, in the first quarter of 2014. The year-over-year increase in net loss was primarily due to lower gross profit of $731 thousand in the 2015 first quarter partially offset by lower total operating expenses of $107 thousand, for the reasons explained above. There was no interest expense in this year’s first quarter results.

After removing non-cash depreciation and amortization expenses of $158 thousand, non-cash stock-based compensation expenses of $700 thousand, and a tax provision of $47 thousand, adjusted Non-GAAP Net Loss for this year’s first quarter totaled $4.5 million, or a loss of $0.08 per share, compared with a non-GAAP net loss of $4.1 million, or $0.11 per share, during the prior year first quarter.

Chief Financial Officer David Dreyer added “while BIOLASE still has a ways to go in terms of returning to growth and profitability, the first quarter’s results confirm that BIOLASE still offers the best quality laser systems available on the dental market and our recent efforts re-prioritizing our attention on providing customer service, technical support, training and education, and of course putting quality into all of our products are all helping to put BIOLASE back on course as the leader of the world wide dental laser marketplace.”

Liquidity and Capital Resources
As of March 31, 2015, BIOLASE had approximately $33.2 million in working capital. Cash and cash equivalents at the end of the first quarter of 2015 were $23.7 million, compared to $31.6 million on December 31, 2014. Net accounts receivable totaled $9.8 million at March 31, 2015, as compared to $9.0 million at December 31, 2014.

Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the first quarter ended March 31, 2015, and to answer questions. To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.
BIOLASE, Inc. is a medical device company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both the dentist and their patients. The Company’s proprietary laser products incorporate approximately 200 patented and 150 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold approximately 28,300 laser systems. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations regarding existing trends, our strategic initiatives, the closing of the private placement and expected use of proceeds and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:

BIOLASE, Inc.	Allen & Caron
David Dreyer Chief Financial Officer	Rene Caron (Investors) 949-474-4300

ddreyer@biolase.com rene@allencaron.com

888-424-6527	Len Hall (Media) 949-474-4300 len@allencaron.com

(Financial Tables Follow)

	BIOLASE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)
	Three Months Ended
	March 31
	2015		2014
Products and services revenue	$	10,751	$11,479
License fees and royalty revenue		104	39

Net revenue		10,855	11,518
Cost of revenue		7,645	7,577
Gross profit		3,210	3,941

Operating expenses:
Sales and marketing		4,754	4,455
General and administrative		2,587	3,083
Engineering and development		1,803	973
Excise tax		56	65
Legal settlement		(731)	—

Total operating expenses		8,469	8,576

Loss from operations		(5,259)	(4,635)

(Loss) gain on foreign currency transactions		(130)	2
Interest expense, net		—	(230)

Non-operating loss, net		(130)	(228)

Loss before income tax provision (benefit)		(5,389)	(4,863)
Income tax provision (benefit)		47	24
Net loss	$	(5,436)	$(4,887)

Net loss per share:
Basic	$	(0.09)	$(0.13)

Diluted	$	(0.09)	$(0.13)

Shares used in the calculation of net loss per share:
Basic		58,145	36,455

Diluted		58,145	36,455

	MORE-MORE-MORE

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except per share data)
		March 31				December 31
				-	-
	2015				2014
ASSETS
Current assets:
Cash and cash equivalents	$	23,739				$31,560
Restricted cash equivalent		200				—
Accounts receivable, less allowance of $1,764 in 2015 and $1,711in 2014		9,811				9,004
Inventory, net		13,172				12,508
Prepaid expenses and other current assets		2,045				1,726

Total current assets		48,967				54,798
Property, plant and equipment, net		1,747				1,295
Intangible assets, net		96				114
Goodwill		2,926				2,926
Other assets		958				270
Total assets	$	54,694			$	59,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$	7,645				$8,357
Accrued liabilities		5,144				5,188
Customer deposits		176				112
Deferred revenue, current portion		2,798				2,494
Total current liabilities		15,763				16,151

Deferred tax liabilities		692				677
Deferred revenue, long-term		231				—
Capital lease obligation		240				—
Warranty accrual, long-term		640				519
Total liabilities		17,566				17,347

Stockholders’ equity:
Preferred stock, par value $0.001		—				—
Common stock, par value $0.001		58				58
Additional paid-in capital		185,972				185,231
Accumulated other comprehensive loss			(790)			(557)
Accumulated deficit		(148,112)				(142,676)

Total stockholders’ equity		37,128				42,056

Total liabilities and stockholders’ equity	$	54,694			$	59,403

BIOLASE, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(unaudited, in thousands, except per share data)
	Three Months Ended
	March 31
	2015		2014
GAAP net loss	$	(5,436)	$(4,887)
Adjustments:
Interest expense...		—	230
Income tax provision (benefit).....................		47	24
Depreciation and amortization expense		158	175
Stock-based, other equity instruments, and other non-cash compensation expense.....................		700	371
Non-GAAP net loss...	$	(4,531)	$(4,087)

GAAP net loss per share, basic and diluted...	$	(0.09)	$(0.13)
Adjustments:
Interest expense		—	0.01
Income tax provision(benefit).....................		—	—
Depreciation and amortization expense		—	—
Stock-based, other equity instruments, and other non-cash compensation expense		0.01	0.01

Non-GAAP net loss per share, basic and diluted	$	(0.08)	$(0.11)

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